Exhibit 4.2

TEXAS CAPITAL BANK, N.A.

5.25% SUBORDINATED BANK NOTE DUE 2026

CUSIP No. 88224P JS9

ISIN No. US88224PJS92

THIS SECURITY IS A GLOBAL SECURITY AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE OF A DEPOSITARY. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN CERTIFICATED FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO TEXAS CAPITAL BANK, N.A., OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY) ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THE OBLIGATION EVIDENCED BY THIS SECURITY IS NOT A DEPOSIT OR A SAVINGS ACCOUNT AND IS NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

THE OBLIGATION EVIDENCED BY THIS SECURITY IS SUBORDINATED TO THE CLAIMS OF DEPOSITORS AND GENERAL CREDITORS OF TEXAS CAPITAL BANK, N.A., EXCEPT LIABILITIES WHICH BY THEIR TERMS RANK EQUALLY WITH OR ARE SUBORDINATE TO THE NOTES, AND IS INELIGIBLE AS COLLATERAL TO SECURE A LOAN BY TEXAS CAPITAL BANK, N.A.

THIS SECURITY IS ISSUABLE IN A MINIMUM DENOMINATION OF $250,000 AND MAY NOT BE EXCHANGED FOR NOTES WITH A LOWER DENOMINATION. EACH OWNER OF A BENEFICIAL INTEREST IN THIS SECURITY IS REQUIRED TO HOLD SUCH BENEFICIAL INTEREST IN A PRINCIPAL AMOUNT OF $250,000 OR AN INTEGRAL MULTIPLE OF $1,000 IN EXCESS THEREOF AT ALL TIMES.

INITIAL PRINCIPAL AMOUNT:	$175,000,000
ISSUE DATE:	January 31, 2014
MATURITY DATE:	January 31, 2026
INTEREST PAYMENT DATE(S):	January 31 and July 31

TEXAS CAPITAL BANK, N.A., a national banking association (herein called the “Bank”), for value received, hereby promises to pay or deliver, as the case may be, to CEDE & CO., or registered assigns, the principal sum of One Hundred Seventy-Five Million ($175,000,000) United States dollars on the maturity date shown above (the “Maturity Date”) and to pay interest thereon from and including the Issue Date specified above (the “Issue Date”) or from and including the most recent Interest Payment Date to which interest on this Security or any predecessor Security has been paid or duly provided for, but excluding, the succeeding Interest Payment Date, on the Interest Payment Dates specified above in each year (each, an “Interest Payment Date”) and at the Stated Maturity, at the rate per annum equal to 5.25%, until the principal hereof is paid or duly made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will be paid to the person in whose name this Security (or any predecessor Security) is registered (the “Holder”) at the close of business on the fifteenth calendar day next preceding such Interest Payment Date (the “Regular Record Date”); provided, however, that interest payable at the Maturity Date of this Security will be payable to the person to whom principal shall be payable. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the person in whose name this Security (or any predecessor Security) is registered at the close of business on a special record date for the payment of such defaulted interest (the “Special Record Date”) to be fixed by the Bank, notice of which shall be given to the Holder not less than 10 calendar days prior to such Special Record Date, or be paid at any time in any other lawful manner.

Interest shall accrue from and including January 31, 2014 or from and including the most recent Interest Payment Date to which interest has been paid or duly provided for, and shall be paid semi-annually in arrears on each January 31 and July 31, commencing July 31, 2014. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

If an Interest Payment Date is not a Business Day (as defined below), the Bank will pay interest on the next day that is a Business Day, with the same force and effect as if made on the Interest Payment Date, and without any interest or other payment with respect to the delay. If the Maturity Date falls on a day that is not a Business Day, the payment of principal and interest, if any, will be made on the next succeeding Business Day, and no interest shall accrue and be payable for the period from and after such Maturity Date.

“Business Day” means, any day that is not a Saturday or Sunday and that is not a day on which banking institutions in the City of New York, New York generally are authorized or obligated by law or executive order to close.

TO THE EXTENT THEN REQUIRED UNDER OR PURSUANT TO APPLICABLE CAPITAL REGULATIONS, THIS SECURITY MAY NOT BE REPAID PRIOR TO MATURITY, EITHER PURSUANT TO ACCELERATION IN AN EVENT OF DEFAULT OR OTHERWISE, WITHOUT THE PRIOR WRITTEN APPROVAL OF THE OFFICE OF THE COMPTROLLER OF THE CURRENCY (THE “OCC”).

Payment of principal of and premium, if any, and interest on, this Security will be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. The Bank will at all times appoint and maintain an issuing and paying agent (the “Issuing and Paying Agent”) authorized by the Bank to pay the principal of, and interest on, this Security on behalf of the Bank and having an office or agency (the “Issuing and Paying Agent Office”) in the United States of America (the “Place of Payment”), where this Security may be presented or surrendered for payment and where notices, designations or requests in respect of payments with respect to this Security may be served. The Bank has initially appointed U.S. Bank National Association, as such Issuing and Paying Agent pursuant to the Issuing and Paying Agency Agreement, dated as of January 31, 2014 (the “Issuing and Paying Agency Agreement”), between the Bank and the Issuing and Paying Agent, with the Issuing and Paying Agent Office currently located at 13737 Noel Road, Suite 800, Dallas, TX 75240.

Payment of the principal of, and premium, if any, and interest on, this Security due at maturity will be made in immediately available funds upon presentation and surrender of this Security to the Issuing and Paying Agent at the Issuing and Paying Agent Office in the Place of Payment; provided that this Security is presented to the Issuing and Paying Agent in time for the Issuing and Paying Agent to make such payment in accordance with its normal procedures. Payments of interest on this Security (other than at maturity) will be made by wire transfer to such account as has been appropriately designated to the Issuing and Paying Agent by the person entitled to such payments.

Subject to required approvals, the Bank may, without the consent of the Holder of this Security, create and issue additional notes ranking equally with this Security and otherwise similar in all respects (except for the issue date and issue price), provided that any such additional notes are fungible with the Notes for U.S. Federal income tax purposes. Such further notes shall be consolidated and form a single series with this Security,

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

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Unless the certificate of authentication hereon has been executed by the Issuing and Paying Agent by the manual signature of an authorized signatory, this Security shall not be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Bank has caused this instrument to be duly executed by manual or facsimile signature.

TEXAS CAPITAL BANK, N.A.

By:
Name: Julie Anderson
Title: Chief Financial Officer

Dated: January 31, 2014

ISSUING AND PAYING AGENT’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities referred to in the within-mentioned Issuing and Paying Agency Agreement.

U.S. BANK NATIONAL ASSOCIATION, as Issuing and Paying Agent

By:
Authorized Signatory

REVERSE OF SECURITY

This Security is one of a duly authorized issue of 5.25% Subordinated Bank Notes Due 2026 of the Bank (the “Securities”) issued under the Issuing and Paying Agency Agreement.

Subordination

The indebtedness of the Bank evidenced by this Security, including principal, premium, if any, and interest, is unsecured and subordinate and junior in right of payment to the Bank’s obligations to its depositors, its obligations under banker’s acceptances, letters of credit, including its obligations to any Federal Reserve Bank, to the FDIC and any rights acquired by the FDIC as a result of loans made or other assistance provided by the FDIC to the Bank or the purchase or guarantee of any of its assets by the FDIC pursuant to the provisions of 12 U.S.C. Section 1823(c), (d) or (e), and its obligations to its other creditors, whether now outstanding or hereafter incurred (except any obligations which expressly rank on a parity with or junior to this Security, including the Capital Notes (as defined below). In the event of any insolvency proceedings, receivership, conservatorship, reorganization, readjustment of debt, marshalling of assets and liabilities or similar proceedings or any liquidation, dissolution or winding up of or relating to the Bank, whether voluntary or involuntary, all such obligations (except obligations which expressly rank on a parity with or junior to the Securities, including the Capital Notes) shall be entitled to be paid in full before any payment shall be made on account of the principal of, or premium, if any, or interest on this Security. Such prior obligations include all borrowed money, similar obligations arising from off-balance sheet guarantees and direct-credit substitutes, and obligations associated with derivative products such as interest rate and foreign-exchange contracts, commodity contracts and similar arrangements. In the event of any such proceeding, after payment in full of all sums owing with respect to such prior obligations, the Holder of this Security, together with holders of any obligations of the Bank ranking on a parity with this Security, including the Capital Notes, shall be entitled to be paid from the remaining assets of the Bank the unpaid principal of, and the unpaid premium, if any, and interest on, this Security or such other obligations, before any payment or other distribution, whether in cash, property, or otherwise, shall be made on account of any capital stock or any obligations of the Bank ranking junior to this Security.

“Capital Notes” means the unsecured Capital-Qualified Subordinated Notes issued by the Bank to Texas Capital Bancshares, Inc. (“TCBI”) from time to time, evidencing certain of TCBI’s capital investments in the Bank. At December 31, 2013, $260.0 million in Capital Notes were outstanding. The Capital Notes are subordinated to the claims of the Bank’s depositors and other creditors substantially to the same extent as the Securities and rank pari passu with the Securities. The Bank may from time to time issue additional Capital Notes to TCBI that would rank pari passu with the Securities, or could borrow from TCBI pursuant to instruments that would be senior in right of payment to the Securities.

Nothing herein shall impair the obligation of the Bank, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security in accordance with its terms.

Notwithstanding any other provisions of this Security, it is expressly understood and agreed that the OCC or any receiver or conservator of the Bank appointed by the OCC shall have the right in the performance of its legal duties, and as a part of any transaction or plan of reorganization or liquidation designed to protect or further the continued existence of the Bank or the rights of any parties or agencies with an interest in, or claim against, the Bank or its assets, to transfer or direct the transfer of the obligations represented by this Security to any national banking association, state bank or bank holding company selected by the OCC or any such receiver or conservator which shall expressly assume the obligation of the due and punctual payment of the unpaid principal, premium, if any, and interest on this Security and the due and punctual performance of all covenants and conditions herein; and the completion of such transfer and assumption shall serve to supersede and void any default, acceleration or subordination which may have occurred, or which may occur due or related to such transaction, plan, transfer or assumption, pursuant to the provisions of this Security, and shall serve to return the Holder hereof to the same position, other than for substitution of the obligor, it would have occupied had no default, acceleration or subordination occurred; except that any interest and principal (and premium, if any) previously due, other than by reason of acceleration, and not paid shall, in the absence of a contrary agreement by the Holder of this Security, be deemed to be immediately due and payable as of the date of such transfer and assumption, together with the interest from its original due date at the rate provided for herein.

Any depository institution, as that term is defined in Section 3(c)(1) of the Federal Deposit Insurance Act, which holds a Security (or beneficial interest therein) shall be deemed to have agreed by acquiring such Security (or beneficial interest) that any rights of such institution to offset all or any portion of the indebtedness represented by such Security (or interest) against any indebtedness or other obligations of such institution to the Bank are waived by such institution.

Event of Default; Waiver

An “Event of Default” with respect to this Security shall occur only if the Bank consents to, or a court or other governmental agency enters a decree or order for, the appointment of a receiver, liquidator, trustee, or other similar official in any receivership, liquidation, insolvency or similar proceeding with respect to the Bank or all or substantially all of its property, and, in the case of an order or decree, such order or decree shall have remained in force for a period of 60 days. The Bank will promptly notify, and provide copies of such notice to, the Issuing and Paying Agent, upon the occurrence of any Event of Default. The Issuing and Paying Agent will promptly mail copies of such notice to the Holders of the Securities.

If an Event of Default shall occur and be continuing, the Holder of this Security may declare the principal of this Security, together with any unpaid accrued interest thereon, to be immediately due and payable by written notice to the Bank. Upon such declaration and notice such principal amount and accrued interest shall become immediately due and payable; provided, however, that, to the extent then required under or pursuant to applicable capital regulations, this Security may not be repaid prior to maturity without the prior written approval of the OCC. The Bank will apply to the OCC for prior written approval of repayment promptly after receiving notice of acceleration.

Any Event of Default with respect to this Security may be waived by the Holder hereof.

The Bank waives demand, presentment for prepayment, notice of nonpayment, notice of protest and all other notices to the extent it may lawfully do so.

Redemption

The Securities shall not be redeemable at the option of the Bank prior to their stated maturity except that the Bank may redeem the Securities in whole, but not in part, at the Bank’s option prior to the Maturity Date at a redemption price equal to 100% of the principal amount of the Securities together with accrued but unpaid interest to, but excluding, the date fixed for redemption within 90 days of the occurrence of a “regulatory event.” A “regulatory event” means the Bank’s good faith determination that, as a result of (i) any change in or amendment to the laws (or any regulations promulgated under those laws) of the United States or any political subdivision thereof that is enacted or becomes effective after the issuance of Securities (ii) any proposed change in those laws or regulations that is announced after the initial issuance of the Securities; or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the issuance of the Securities, there is more than an insubstantial risk that the Bank will not be entitled to treat the full principal amount of the Securities as “Tier 2 capital” (or its equivalent) of the Bank for purposes of the capital adequacy regulations of the OCC, as then in effect and applicable to the Bank (or, as and if applicable, the capital adequacy regulations of any successor federal banking agency having jurisdiction over the Bank, as then in effect and applicable), for as long as the Securities are outstanding.

The Holder of the Security will receive notice of any redemption by first class mail at least 30 days and not more than 60 days before the date fixed for redemption. On and after the redemption date, interest will cease to accrue on the Notes or any portion of the Notes called for redemption unless the Bank defaults in the payment of the redemption price and accrued interest.

Miscellaneous

This Security is not redeemable or subject to repayment at the option of the Holder, in whole or in part, prior to maturity, and is not subject to any sinking fund.

Beneficial interests represented by this Security are exchangeable for definitive Securities in registered form, of like tenor and of an equal aggregate principal amount, only if (x) the Depository Trust Company, as depositary (the “Depositary”), notifies the Bank in writing that it is unwilling or unable to act as a depositary or the Depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, and a successor depositary is not appointed by the Bank within 90 days, (y) the Bank, at its option, notifies the Issuing and Paying Agent in writing that it elects to cause the issuance of Securities in definitive form or (z) any event shall have occurred and be continuing that, after notice or lapse of time or both, would constitute an Event of Default with respect to the Securities. In such circumstances, upon surrender by the Depositary or a successor depositary of the Global Securities, Securities in definitive form will be issued to each person that the Depositary or a successor depositary identifies as the beneficial owner of the related Securities. Any Security representing such beneficial interests that is exchangeable pursuant to this paragraph shall be exchangeable in whole for definitive Securities in registered form, of like tenor and of an equal aggregate principal amount, in minimum denominations of $250,000 and integral multiples of $1,000 in excess thereof. Such definitive Securities shall be registered in the name or names of such person or persons as the Depositary shall instruct the Security Registrar (as defined below).

In case any Security shall at any time become mutilated, destroyed, lost or stolen and such Security or evidence satisfactory to the Bank of the loss, theft or destruction thereof (together with indemnity satisfactory to the Issuing and Paying Agent and the Bank and such other documents or proof as may be required by the Issuing and Paying Agent and the Bank) shall be delivered to the Issuing and Paying Agent and the Bank, a new Security of like tenor will be issued by the Bank in exchange for the Security so mutilated, or in lieu of the Security so destroyed or lost or stolen. All expenses and reasonable charges associated with procuring the indemnity referred to above and with the preparation, authentication and delivery of a new Security shall be borne by the Holder of the Security so mutilated, destroyed, lost or stolen. If any Security which has matured or is about to mature shall become mutilated, destroyed, lost or stolen, the Bank may, instead of issuing a substitute Security, pay or authorize the payment of the same (without surrender thereof except in the case of a mutilated Security) upon compliance by the Holder thereof with the provisions of this paragraph.

The Bank shall cause to be kept at the office of the Security Registrar designated below a register (the register maintained in such office or any other office or agency of the Bank in the Place of Payment herein referred to as the “Security Register”) in such form as the Security Registrar may determine, in which, subject to reasonable regulations as it may prescribe, the Security Registrar shall provide for the registration of the Securities and of transfers of the Securities. The Bank has initially appointed the Issuing and Paying Agent “Security Registrar,” pursuant to the Issuing and Paying Agency Agreement, for the purposes of registering the Securities and transfers of the Securities as herein provided.

The transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Bank in the Place of Payment, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Bank and the Issuing and Paying Agent duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

No service charge shall be made for any such registration of transfer or exchange, but the Bank may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Bank, the Issuing and Paying Agent and any agent of the Bank or the Issuing and Paying Agent may treat the person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security is overdue, and neither the Bank, the Issuing and Paying Agent nor any such agent shall be affected by notice to the contrary.

No recourse shall be had for the payment of principal or interest on this Security, for any claim based hereon, or otherwise in respect hereof, against any shareholder, employee, agent, officer or director, as such, past, present or future, of the Bank or any successor corporation.

No provision of this Security shall alter or impair the obligation of the Bank, which is absolute and unconditional, to pay the principal of and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

Any money that the Bank pays to the Issuing and Paying Agent for the purpose of making payments on this Security and that remains unclaimed two years after the payments were due will, at the Bank’s request, be returned to it. After that time the Holder can only look to the Bank for payment on this Security.

All notices under this Security shall be in writing and in the case of the Bank, addressed to 2000 McKinney Ave, Suite 700, Dallas, TX 75201 (Attention: Treasurer), or, in the case of the Issuing and Paying Agent at 13737 Noel Road, Suite 800, Dallas, TX 75240 (Attention: Global Corporate Trust Services) or to such other address of the Issuing and Paying Agent as the Issuing and Paying Agent may notify the holders of the Securities. All notices to the Holder of this Security will be given by first-class mail to the address of the Holder as it appears in the Security Register.

This Security shall be governed by and construed in accordance with the laws of the State of New York and, where applicable, the laws of the United States.

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